EXHIBIT 10.20
HONEYWELL AEROSPACE DEFERRED INCENTIVE COMPENSATION PLAN
(Effective as of April 1, 2026)
1.History. Honeywell International Inc. previously established the supplemental non-qualified plan named the Honeywell Deferred Incentive Compensation Plan (the “Honeywell Plan”) and amended the Honeywell Plan several times from its initial effective date, including an amendment and restatement effective January 1, 2009 to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and corresponding rules and regulations under Section 409A of the Code.
The Honeywell Aerospace business will spin off from Honeywell International Inc. in a transaction that is expected to be finalized as of June 29, 2026 (the spinoff effective date, the “Spinoff Date”). Honeywell Aerospace Inc. (the “Company”) hereby establishes this Honeywell Aerospace Deferred Incentive Compensation Plan (the “Plan”) in preparation for the Spinoff Date. Undistributed accounts for Participants (as defined below) whose employment is with Honeywell Aerospace Inc. or a participating U.S. affiliate as of April 1, 2026 (the “Effective Date”) will be transferred from the Honeywell Plan to this Plan, and be record kept and distributed according to the terms and conditions of this Plan.
This Plan document covers any current Company employee who was entitled to receive a benefit from the Honeywell Plan as of March 31, 2026 and who had their Honeywell Plan benefit transferred to this Plan, and any other individual who becomes a Participant in the Plan on or after April 1, 2026.
2.Eligibility. Any employee of the Company and its participating U.S. affiliates who is designated by the Company as an Executive level employee during the designated election period (the “Open Enrollment Period”) for the applicable Plan Year (as defined below) shall be eligible (an “Eligible Employee”) to participate in the Plan and, subject to Paragraph 3(b), elect deferrals of compensation (as described in Paragraph 4 below) for such Plan Year effective as of the January 1 of the Plan Year that follows the Open Enrollment Period. The Plan Administrator (or its designee) shall designate the period prior to the applicable Plan Year that shall constitute the Open Enrollment Period, in its sole discretion; provided, however, in no event shall such Open Enrollment Period end later than the December 31 that precedes the Plan Year for which the election to participate in the Plan applies. For purposes of this Plan, the “Plan Year” shall mean the calendar year; provided, however, that the first Plan Year shall mean the period beginning on April 1, 2026 and ending on December 31, 2026.
Notwithstanding the foregoing paragraph, (a) each employee of the Company and its participating U.S. affiliates who had an undistributed benefit in the Honeywell Plan as of March 31, 2026 shall have their benefit in the Honeywell Plan transferred to this Plan as of April 1, 2026 to be record kept on a class year basis and distributed in accordance with their prior elections made under, and the relevant terms and conditions of, the Honeywell Plan, and (b) each employee of the Company and its participating U.S. affiliates who made a deferral election under the Honeywell Plan (or whose election continued under the Honeywell Plan provision that is equivalent to Section 3(b) of this Plan) for the 2026 Plan Year shall have such election recognized and continued under this Plan from and after April 1, 2026.
3.Participation.
(a)    Subject to Paragraph 3(b), each Eligible Employee who wishes to participate in the Plan for a particular Plan Year beginning on or after January 1, 2027 (a “Participant”) must file a deferral election (the “Election”) with the Plan Administrator during the Open Enrollment Period in the form and manner determined by the Plan Administrator, which election shall designate the portion of the compensation elements (as described in Paragraph 4 below) to be deferred for such Plan Year and the form in which such deferral amounts, and interest thereon, shall be distributed (as described in Paragraph 8 below). The compensation elements deferred for a particular Plan Year shall be credited to an unfunded deferred compensation account maintained for the Participant under the Plan (the “Participant Account” or “Account”). Except as otherwise may be permitted by Section 409A of the Code and the Plan Administrator, a Participant may not modify his or her deferral election for a Plan Year at any time during the Plan Year.

(b)    Continuing Elections from Prior Plan Year. Notwithstanding any contrary provisions of Paragraph 3(a) or the Plan, effective with the Plan Year beginning January 1, 2027, if an Eligible Employee participated in the Plan during the prior Plan Year, their contribution, distribution and Change in Control elections from the prior Plan Year (whether made through an affirmative Election during the prior Plan Year’s Open Enrollment Period or through the application of this Paragraph 3(b) for the prior Plan Year) shall continue to apply for the Plan Year, unless such Participant files an Election with the Plan Administrator during the applicable Open Enrollment Period for the Plan Year to change their elections or decline enrollment for the Plan Year.
For the avoidance of doubt, all other Eligible Employees (e.g., Eligible Employees who did not participate in the Plan for the prior Plan Year or new Eligible Employees) must file an Election with the Plan Administrator during the applicable Open Enrollment Period to participate in the Plan for the Plan Year.
4.Contributions to Participant Accounts.
(a)    Incentive Awards. During the Open Enrollment Period and subject to Paragraph 3(b), an Eligible Employee may elect on his Election to defer up to 100% of the cash bonus payable (with such deferral in a whole percentage and 10% increment) to such Eligible Employee under the Honeywell Aerospace Incentive Compensation Plan for Executive Employees (or any successor plan), or any other similar annual incentive compensation plan covering Executive level employees that is designated by the Company as eligible for deferrals under this Plan (each an “Incentive Award”), for the performance period under the applicable incentive plan that begins in the Plan Year that commences after the Open Enrollment Period.
(b)    Deferral Amounts. All amounts determined under this Paragraph 4 which are the subject of an Election (the “Deferral Amounts”) shall, in accordance with the relevant Participant direction, be credited to the relevant Participant Account maintained under the Plan on the same day the Incentive Award would otherwise have been payable.
(c)    A Participant’s Account shall consist of two sub-accounts, as applicable: (1) a sub-account which consists of Incentive Awards earned as of December 31, 2001 and vested as of December 31, 2004 and any earnings thereon (with the total amount referred to as the “Grandfathered Account”), and (2) a sub-account which consists of Incentive Awards earned on or after January 1, 2002 and vested on or after January 1, 2005 and any earnings thereon (with the total amount referred to as the “Non-Grandfathered Account”).
For the avoidance of doubt, a Participant’s Grandfathered Account consists of deferrals and earnings attributable to Plan Years (also referred to as class years) beginning on or before January 1, 2001 and a Participant’s Non-Grandfathered Account consists of deferrals and earnings attributable to Plan Years beginning on or after January 1, 2002. All deferral and distribution elections made for Plan Years beginning before April 1, 2026 shall be continued to be maintained under this Plan according to the terms and conditions that applied to such elections under the Honeywell Plan.
Relevant terms and conditions related to amounts deferred and credited under the Honeywell Plan before January 1, 2026 are further described on Appendix B.
5.Deferral Requirements.
(a)    A Participant’s Deferral Amounts under the Plan for Plan Years beginning on or after January 1, 2026 will be paid in one lump-sum payment to such Participant in the January of the Plan Year that follows the Plan Year in which the Participant has a Separation from Service (as defined in Section 409A(a)(2)(A)(i) of the Code and its corresponding regulations) with the Company and its affiliates, unless, subject to Paragraph 3(b), the Participant elects as part of his Election during the Open Enrollment Period that the Deferral Amounts for the Plan Year will instead be paid in substantially equal annual installments over five, ten, or 15 years if he has a Separation from Service with the Company and its affiliates on or after he attains age 55 and has completed ten Years of Service (as defined below), in which case the first installment shall commence in the January of the Plan Year that follows the Plan Year in which the Participant has a Separation from Service and each remaining installment will be paid to the Participant in each succeeding January.
Notwithstanding the foregoing, if at the time of the Participant’s Separation from Service, the Participant is a Specified Employee (as defined below) the payments provided in the preceding paragraph shall be paid (or commence in the case of installments) in (i) the January of the Plan Year that follows the Plan Year in which the Participant’s Separation from Service with the Company and its affiliates occurs, if the Participant’s Separation from Service with the Company and its affiliates occurs prior to July 1 of such Plan Year, or (ii) the July of the Plan Year that follows the Plan Year in which the Participant’s Separation from Service with the Company and its affiliates occurs, if the Participant’s Separation from Service with the Company and its affiliates occurs after June 30 of such Plan Year. If the Participant is scheduled to receive his distribution in the form of installment payments, after the first payment is made pursuant to the immediately preceding sentence, each subsequent installment will be paid to the Participant in the January of each Plan Year that follows until all installments are paid to the Participant.
Notwithstanding the foregoing, if the Participant dies after the Separation from Service but before the end of the Plan Year in which the Separation from Service occurs, or if a Specified Employee dies before the payment date described in the preceding paragraph, the Participant’s beneficiary will receive the payment or payments in a lump sum within 60 days of the date of the Participant’s death.
For purposes of this Plan, the term (i) “Years of Service” shall be determined using the Participant’s most-recent adjusted service date, as reflected at the Participant’s Separation from Service in the Company’s records, and (ii) “Specified Employee” shall mean any Participant who, at any time during the twelve (12) month period ending on the identification date, is a specified employee under Section 409A of the Code, which determination of “specified employees,” including the number and identity of persons considered “specified employees” and the identification date, shall be made by the Vice President – Total Rewards (or his delegate) in accordance with the provisions of Sections 416(i) and 409A of the Code and the regulations issued thereunder.
(b)    In-Service Withdrawal (Non-Grandfathered Account). A Participant may not request or receive an immediate withdrawal from their Non-Grandfathered Account.
6.Interest Equivalents. Deferral Amounts shall accrue additional amounts equivalent to interest (“Interest Equivalents”), compounded daily, from the date the Deferral Amount is credited to the Account to the date of distribution as set forth in this Paragraph 6.
Deferral Amounts credited to a Participant’s Non-Grandfathered Account for Plan Years beginning on or after January 1, 2026, shall accrue Interest Equivalents at an annual rate based upon the cost to the Company of borrowing at a fixed rate for a 15-year term. Such rate is subject to change from Plan Year to Plan Year with respect to amounts credited to a Participant’s Non-Grandfathered Account for a particular Plan Year and shall be determined annually by the Chief Financial Officer of the Company in consultation with the Treasurer of the Company prior to January 1 of each Plan Year. Interest Equivalents described in this Paragraph 6 shall be vested at the time such amounts are credited to the Participant’s Non-Grandfathered Account. All Interest Equivalents credited to the Participant’s Non-Grandfathered Account pursuant to this paragraph shall be paid at the same time and in the same form as the corresponding Deferral Amounts for which the Interest Equivalents relate. The rate of notional interest established hereunder is set forth on Schedule A attached hereto and made a part hereof.
7.Participant Accounts. All amounts credited to a Participant’s Account shall be unfunded general obligations of the Company, and no Participant shall have any claim to or security interest in any asset of the Company on account thereof.
8.Distribution from Accounts.

(a)    Deferral Amounts and corresponding Interest Equivalents for Plan Years beginning on and after January 1, 2026 shall be paid to the Participant at the time and in the form as elected by the Participant on his Election or pursuant to Paragraph 3(b), as applicable, for such Plan Year in accordance with the requirements of Paragraph 5(a).
(b)    All distributions from this Plan shall be paid in cash.
9.Distribution on Death. If a Participant dies after payments under this Plan have commenced but before all amounts credited to the Participant’s Account have been distributed, the balance in the Account shall be paid as soon as practicable thereafter to the beneficiary designated in writing by the Participant, but not later than 60 days after the date of the Participant’s death. Payment to a beneficiary pursuant to a designation by a Participant shall be made in one lump sum cash payment. Such beneficiary designations shall be effective when received by the Company and shall remain in effect until rescinded or modified by the Participant by an appropriate written direction.
10.Payment in the Event of Hardship (Non-Grandfathered Account). A Participant may not receive or request a payment in the event of hardship from their Non-Grandfathered Account.
11.Change in Control.
(a)    Initial Lump Sum Election. Notwithstanding any election made pursuant to Paragraphs 4 and 5 hereof, a Participant, subject to Paragraph 3(b), may designate in his Election during the Open Enrollment Period for a particular Plan Year that Deferral Amounts and Interest Equivalents credited to the Participant’s Non-Grandfathered Account for such Plan Year be paid in one lump-sum payment within 90 days after such Change in Control. The Interest Equivalents on any Deferral Amount payable pursuant to this Paragraph 11(a) shall include the “Contingent Rate” credited to such Deferral Amount without regard to whether such amount has become nonforfeitable as provided in Schedule B at the time the applicable Change in Control occurs.
(b)    Definition of Change in Control. “Change in Control” means (a) any one person, or more than one person acting as a group (as defined under U.S. Department of Treasury Regulation (“Treasury Regulation”) § 1.409A-3(i)(5)(v)(B)) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; or (b) any one person, or more than one person acting as a group (as defined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; or (c) a majority of members of the Board of Directors of the Company (the “Board”) is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (d) any one person, or more than one person acting as a group (as defined in Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company and its subsidiaries on a consolidated basis that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company and its subsidiaries on a consolidated basis immediately before such acquisition or acquisitions. For purposes of clause (d), “gross fair market value” means the value of the assets of the Company and its subsidiaries on a consolidated basis, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. The foregoing clauses (a) through (d) shall be interpreted in a manner that is consistent with the Treasury Regulations promulgated pursuant to Section 409A of the Code so that all, and only, such transactions or events that could qualify as a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5)(i) shall be deemed to be a Change in Control for purposes of this Plan.
12.Administration.

(a)    Plan Administrator. The Plan Administrator and “named fiduciary” for purposes of the Employee Income Retirement Security Act of 1974, as amended (“ERISA”) shall be the Senior Vice President & Chief Human Resources Officer (or the person acting in such capacity in the event such position is abolished, restructured or renamed). The Plan Administrator shall have the authority to appoint one or more other named fiduciaries of the Plan and to designate persons, other than named fiduciaries, to carry out fiduciary responsibilities under the Plan, pursuant to Section 405(c)(1)(B) of ERISA. Any person acting on behalf of the Plan Administrator shall serve without additional compensation. The Plan Administrator shall keep or cause to be kept such records and shall prepare or cause to be prepared such returns or reports as may be required by law or necessary for the proper administration of the Plan.
(b)    Powers and Duties of Plan Administrator. The Plan Administrator shall have the full discretionary power and authority to construe and interpret the Plan (including, without limitation, supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan); to determine all questions of fact arising under the Plan, including questions as to eligibility for and the amount of benefits; to establish such rules and regulations (consistent with the terms of the Plan) as it deems necessary or appropriate for administration of the Plan; to delegate responsibilities to others to assist it in administering the Plan; to retain attorneys, consultants, accountants or other persons (who may be employees of the Company or its subsidiaries) to render advice and assistance as it shall determine to be necessary to effect the proper discharge of any duty for which it is responsible; and to perform all other acts it believes reasonable and proper in connection with the administration of the Plan. The Plan Administrator shall be entitled to rely on the records of the Company and its subsidiaries in determining any Participant’s entitlement to and the amount of benefits payable under the Plan. Any determination of the Plan Administrator, including interpretations of the Plan and determinations of questions of fact, shall be final and binding on all parties.
(c)    Indemnification. To the extent permitted by law, the Company shall indemnify the Plan Administrator from all claims for liability, loss, or damage (including payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with the Plan.
13.Claims Procedures and Appeals.
(a)    A written request for a Plan benefit is a claim and the person making such claim is a claimant. Any claim must be made in writing and shall be deemed to be filed by a claimant when a written request is made by the claimant or the claimant’s authorized representative which is reasonably calculated to bring the claim to the attention of the Plan Administrator.
(b)    The Plan Administrator shall provide notice in writing to any claimant when a claim for benefits under the Plan has been denied in whole or in part. Such notice shall be provided within 90 days of the receipt by the Plan Administrator of the claimant’s claim or, if special circumstances require, and the claimant is so notified in writing, within 180 days of the receipt by the Plan Administrator of the claimant’s claim. The notice shall be written in a manner calculated to be understood by the claimant and shall:
(i)    set forth the specific reasons for the denial of benefits;
(ii)    contain specific references to Plan provisions relative to the denial;
(iii)    describe any material and information, if any, necessary for the claim for benefits to be allowed, that had been requested, but not received by the Plan Administrator;
(iv)    advise the claimant that any appeal of the Plan Administrator’s adverse determination must be made in writing to the Plan Administrator within 60 days after receipt of the initial denial notification, and must set forth the facts upon which the appeal is based; and
(v)    advise the claimant of his right to bring a civil action under Section 502(a) of ERISA, following an adverse benefit determination on review.

(c)    When a claimant receives notice of denial of a claim or does not receive notification of acceptance or denial within 90 days after submitting a claim, the claimant, either in person or by duly authorized representative, may:
(i)    request, in writing, a review of the claim by the Plan Administrator;
(ii)    review pertinent documents relating to the denial;
(iii)    submit issues and comments in writing; and
(iv)    request, in writing, a hearing with the Plan Administrator; provided that the claimant takes appropriate action within 60 days after receiving notice of denial.
(d)    The Plan Administrator shall make its decision with respect to a claim review promptly, but not later than 60 days after receipt of the request. Such 60-day period may be extended for another period of 60 days if the Plan Administrator reviewing the claim finds that special circumstances require an extension of time for processing.
(e)    The final decision of the Plan Administrator shall be in writing, (i) give specific reason(s) for the adverse decision, (ii) make specific references to the pertinent Plan provisions on which the decision is based, (iii) include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and (iv) a statement describing any voluntary appeals procedures offered by the Plan and the claimant’s right to obtain information about such procedures, and a statement of the claimant’s right to bring an action under Section 502(a) of ERISA. All interpretations, determinations and decisions of the Plan Administrator in respect of any claim shall be made in its sole discretion based on the applicable Plan documents and shall be final, conclusive and binding on all parties.
(f)    A claimant or potential claimant must file a claim with the Plan Administrator no later than one (1) year after the claimant or potential claimant knows, or should have known, the principal facts upon which their claim is based. Any legal action in connection with the Plan must be brought in the U.S. District Court for the District of Arizona within the six (6) month period beginning on the date the claimant’s claim and appeal rights are exhausted.
14.Miscellaneous.
(a)    No Alienation of Benefits. Except insofar as may otherwise be required by law, no amount payable at any time under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind nor in any manner be subject to the debts or liabilities of any person and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge, attach, charge, or otherwise encumber any amount payable under the Plan, or any part thereof, or if by reason of such person’s bankruptcy or other event happening at any such time such amount would be made subject to the person’s debts or liabilities or would otherwise not be enjoyed by that person, then the Company, to the extent permitted under Section 409A of the Code, if it so elects, may direct that such amount be withheld and that same or any part thereof be paid or applied to or for the benefit of such person, the person’s spouse, children or other dependents, or any of them, in such manner and proportion as the Company may deem proper.
(b)    No Right or Interest in Company’s Assets. Neither the Company nor any of its affiliates shall be required to reserve or otherwise set aside funds for the payment of obligations arising under this Plan. The Company may, in its sole discretion, establish funds, segregate assets or take such other action as it shall determine necessary or appropriate to secure the payment of its obligations arising under this Plan. This Plan is intended to be unfunded for tax purposes and for purposes of Title I of the ERISA. Nothing contained herein, and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant or any other person.

To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of an unsecured creditor of the Company.
(c)    Amendment. The Company may amend, modify or terminate the Plan at any time, or from time to time; provided, however, that no change to the Plan shall impair the right of any Participant with respect to amounts then credited to an Account; and further provided that during a Potential Change in Control Period (as defined in Paragraph 14(i) hereof) and from and after the occurrence of a Change in Control, the Plan may not, without the consent of the Participant, be amended in any manner which would adversely affect such Participant’s rights and expectations with respect to Deferral Amounts credited to such Participant’s Account immediately prior to such amendment, unless an amendment is required to comply with the requirements of Section 409A of the Code.
(d)    Accounting. Each Participant shall receive periodic statements (not less frequently than annually) setting forth the cumulative Deferral Amounts and Interest Equivalents credited to, and any distributions from, the Participant’s Account.
(e)    Facility of Payments. If the Company shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due the person or the person’s estate (unless a prior claim therefore has been made by a duly appointed legal representative), may, if the Company so elects in its sole discretion, be paid to the person’s spouse, a child, a relative, an institution having custody of such person, or any other person deemed by the Company to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Company and the Plan therefore.
(f)    Offset. To the maximum extent permitted under Section 409A of the Code and its corresponding regulations, if a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company or any participating affiliate, then the Company may offset such amount owed to the Company or the participating affiliate against the amount of benefits otherwise distributable. Such determination shall be made by the Plan Administrator.
(g)    Governing Law. The Plan is intended to constitute an unfunded deferred compensation arrangement for a select group of management or highly compensated personnel and all rights thereunder shall be governed by and construed in accordance with the laws of Arizona.
(h)    Withholding Taxes. The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Company or one if its affiliates is required by any law or regulation of any governmental authority, whether Federal, state, local or foreign, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his beneficiary). Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.
(i)    Potential Change in Control Period. A “Potential Change in Control Period” shall commence when: (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (ii) the Company or any person or group publicly announces an intention to take or to consider taking actions which, if consummated, would result in a Change in Control; (iii) any person or group (other than the Company, any subsidiary or any savings, pension or other benefit plan for the benefit of employees of the Company or its subsidiaries) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such person or group any securities acquired directly from the Company or its affiliates); or (iv) the Board adopts a resolution to the effect that, for purposes of the Plan, a Potential Change in Control Period has commenced. The Potential Change in Control Period shall continue until the earlier of (A) a Change in Control, or (B) the adoption by the Board of a resolution stating that, for purposes of the Plan, the Potential Change in Control Period has expired.
(j)    Section 409A. The Plan is intended to comply with the applicable requirements of Section 409A of the Code and its corresponding regulations and related guidance with respect to amounts credited to the Non-Grandfathered Accounts of Participants and shall be administered in accordance with Section 409A of the Code with respect to such Accounts. Notwithstanding anything in the Plan to the contrary, elections to defer compensation into Non-Grandfathered Accounts under the Plan, and distributions of Non-Grandfathered Accounts, may only be made in a manner and upon an event permitted by Section 409A of the Code. To the extent that any provision of the Plan would cause a conflict with the requirements of Section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. Other than a valid Election or pursuant to Paragraph 3(b), in no event shall a Participant, directly or indirectly, designate the calendar year of payment with respect to Non-Grandfathered Accounts. For avoidance of doubt, deferrals under the Plan are maintained on a Plan Year basis.
(k)    Restriction on Venue. Any action in connection with the Plan must be filed in the U.S. District Court for the District of Arizona.

SCHEDULE A
NOTIONAL INTEREST RATES
Deferred Incentive Awards
Except as otherwise provided below, the following chart applies to awards earned and deferred under the Plan.

Year Award Earned	Vested Rate	Contingent Rate	Total Rate
1975 – 1992	Treasury bills +	N/A	Treasury bills +
	3%*	N/A	3%*
1993 – 1997	10%	N/A	10%
1998 – 2000	8%	3%	11%
2001- 2002	7%	3%	10%
2003	3%	5%	8%
2004 initial rate	3%	5%	8%
2005 initial rate **	8%**	N/A	8%**
2006 initial rate **	5.8%**	N/A	5.8%**
2007 initial rate **	5.8%**	N/A	5.8%**
2008 initial rate **	6.3%**	N/A	6.3%**
2009 initial rate **	7.2%**	N/A	7.2%**
2010 initial rate **	4.8%**	N/A	4.8%**
2011 initial rate **	3.84%**	N/A	3.84%**
2012 initial rate **	3.65%**	N/A	3.65%**
2013 initial rate **	2.90%**	N/A	2.90%**
2014 initial rate **	4.09%**	N/A	4.09%**
2015 initial rate **	3.66%**	N/A	3.66%**
2016 initial rate **	3.64%**	N/A	3.64%**
2017 initial rate **	2.69%**	N/A	2.69%**
2018 initial rate **	3.38%**	N/A	3.38%**
2019 initial rate **	4.06%	N/A	4.06%
2020 initial rate **	2.76%	N/A	2.76%
2021 initial rate **	1.74%	N/A	1.74%
2022 initial rate **	2.34%	N/A	2.34%
2023 initial rate **	5.11%	N/A	5.11%
2024 initial rate **	5.91%	N/A	5.91%
2025 initial rate **	4.91%	N/A	4.91%
2026 initial rate **		N/A
*/Three-month Treasury bill average rate for the immediately preceding calendar quarter as reported by the Federal Reserve Bank; rate changes each calendar quarter.
**/For periods on and after January 1, 2006, rate is based on the Company’s 15-year borrowing rate and is subject to change annually.

Deferred Incentive Awards
The following chart applies to all employees other than Band 6 and above for awards earned and deferred before 2003.

Year Award Earned	Vested Rate	Contingent Rate	Total Rate
1975 – 1997	Treasury bills +	N/A	Treasury bills +
	3%*	N/A	3%*
1998 – 2002	6%	3%	9%
*/Three-month Treasury bill average rate for the immediately preceding calendar quarter as reported by the Federal Reserve Bank; rate changes each calendar quarter.

SCHEDULE B
PROVISIONS RELATING TO
PLAN YEARS BEGINNING BEFORE JANUARY 1, 2026
Interest Equivalents:
Plan Years Beginning Between January 1, 2005 and January 1, 2025 (inclusive) (Part of Non-Grandfathered Account). Deferral Amounts from Incentive Awards for Plan Years beginning between January 1, 2005 and January 1, 2025, inclusive, accrue Interest Equivalents at an annual rate based upon the cost to the Company of borrowing at a fixed rate for a 15-year term. Such rate is subject to change from Plan Year to Plan Year with respect to amounts credited to a Participant’s Non-Grandfathered Account for a particular Plan Year and shall be determined annually by the Chief Financial Officer of the Company in consultation with the Treasurer of the Company prior to January 1 of each Plan Year. The rate of notional interest established hereunder is set forth on Schedule A attached hereto and made a part hereof.
2002-2004 Deferrals (Part of Non-Grandfathered Account). Deferral Amounts for Plan Years beginning January 1, 2002, January 1, 2003 and January 1, 2004 (“2002-2004 Deferrals”) accrue Interest Equivalents at a single rate established by the Committee, in its sole discretion, not to exceed the greater of (i) 10% or (ii) 200% of the 10-year U.S. Treasury Bond rate at the time of determination. Such Interest Equivalents, once established for a Plan Year, shall remain in effect with respect to Deferral Amounts credited to the Participant’s Non-Grandfathered Account for each such Plan Year until the Deferral Amounts are distributed.
The rate of notional interest established hereunder is set forth on Schedule A attached hereto and made a part hereof. Any portion of such rate designated as the “Contingent Rate” became nonforfeitable only if the Participant was still employed by the Company or any affiliate at the end of the third full calendar year in which the Deferral Amount related, provided, however, if a Participant had a Separation from Service with the Company or an affiliate before such date for reasons other than gross cause, the Committee treated such portion as nonforfeitable if the Participant’s employment with the Company or an affiliate was involuntarily terminated (including a termination for “good reason” under any applicable severance plan of the Company or an affiliate) or was terminated for such reasons as the Committee determined from time to time in its sole discretion.
Notwithstanding the preceding sentence, if a Participant withdrew any portion of the Deferral Amount before the end of the third full calendar year following the calendar year to which the Deferral Amount related, the amount of Contingent Rate interest credited with respect to such Deferral Amount at the time of withdrawal remained credited to such Account subject to the provisions of the preceding sentence but were not be credited with any Interest Equivalents after such date (“Frozen Contingent Interest”). Notwithstanding anything in the Plan to the contrary, from and after the occurrence of a Change in Control (as defined below), the rate at which Deferral Amounts accrue Interest Equivalents may not be decreased.
Pre-2002 Deferrals (Grandfathered Account). Deferral Amounts credited to a Participant’s Grandfathered Account shall accrue Interest Equivalents at a single rate established by the Honeywell compensation committee (“Honeywell Committee”), in its sole discretion, for all Deferral Amounts credited to such Grandfathered Account in each calendar year not to exceed the greater of (i) 10% or (ii) 200% of the 10-year U.S. Treasury Bond rate at the time of determination. Such Interest Equivalents, once established for a Plan Year, shall remain in effect with respect to Deferral Amounts credited to the Participant’s Grandfathered Account during such Plan Year until the Deferral Amounts are distributed.
The rate of notional interest established hereunder is set forth on Schedule A attached hereto and made a part hereof. Any portion of such rate designated as the “Contingent Rate” became nonforfeitable only if the Participant was still employed by the Company or any affiliate at the end of the third full calendar year in which the Deferral Amount relates, provided, however, if a Participant terminated employment with the

Company or an affiliate before such date for reasons other than gross cause, the Committee treated such portion as nonforfeitable if the Participant’s employment with the Company or an affiliate was involuntarily terminated (including a termination for “good reason” under any applicable severance plan of the Company or an affiliate) or was terminated for such reasons as the Committee determined from time to time in its sole discretion.
Notwithstanding the preceding paragraph, if a Participant withdrew any portion of the Deferral Amount before the end of the third full calendar year following the calendar year to which the Deferral Amount relates, the amount of Contingent Rate interest credited with respect to such Deferral Amount at the time of withdrawal became Frozen Contingent Interest. Notwithstanding anything in the Plan to the contrary, from and after the occurrence of a Change in Control, the rate at which Deferral Amounts accrue Interest Equivalents may not be decreased.
Payment:
Plan Years Beginning Between January 1, 2002 and January 1, 2025 (inclusive) (Non-Grandfathered Account). Deferral Amounts and corresponding Interest Equivalents shall be paid to a Participant at the time and in the form as elected by the Participant on his Election for such Plan Years.
A Participant’s Deferral Amounts for Plan Years beginning from January 1, 2006 through January 1, 2025 (inclusive) will be paid in one lump-sum payment to such Participant in the January of the Plan Year that follows the Plan Year in which the Participant has a Separation from Service (as defined in Section 409A(a)(2)(A)(i) of the Code and its corresponding regulations) with the Company and its affiliates, unless the Participant elected payment in substantially equal annual installments over five, ten, or 15 years (or, for the 2006 through 2019 Plan Years, inclusive, not more than ten years) if he has a Separation from Service with the Company and its affiliates on or after he attains age 55 and has completed ten Years of Service (as defined below), in which case the first installment shall commence in the January of the Plan Year that follows the Plan Year in which the Participant has a Separation from Service and each remaining installment will be paid to the Participant in each succeeding January.
A Participant’s Deferral Amounts for the 2005 Plan Year shall be paid in one lump-sum payment to such Participant in the January of the Plan Year that follows the Plan Year in which the Participant has a Separation from Service with the Company and its affiliates, unless the Participant elected payment at a Specified Time (as such term is defined in Section 409A(a)(2)(A)(iv) of the Code and its corresponding regulations), provided that the Specified Time is no sooner than January of the 2009 Plan Year and in up to 15 annual installments.
A Participant’s 2002-2004 Deferrals shall be paid during the month of January following the calendar year in which the Participant has a Separation from Service; provided, however, a Participant’s 2002-2004 Deferrals may be paid at a Specified Time designated by the Participant. The Participant also elected at such time to receive such distribution in one lump-sum payment or in a number of substantially equal annual installments (not exceeding 15).
Notwithstanding the foregoing, if at the time of the Participant’s Separation from Service, the Participant is entitled to payment because of his Separation from Service (and not because of a Specified Time) and the Participant is a Specified Employee (as defined below), the payments provided in the preceding paragraphs shall be paid (or commence in the case of installments) in (i) the January of the Plan Year that follows the Plan Year in which the Participant’s Separation from Service with the Company and its affiliates occurs, if the Participant’s Separation from Service with the Company and its affiliates occurs prior to July 1 of such Plan Year, or (ii) the July of the Plan Year that follows the Plan Year in which the Participant’s Separation from Service with the Company and its affiliates occurs, if the Participant’s Separation from Service with the Company and its affiliates occurs after June 30 of such Plan Year. Payment on account of a Specified Time shall be paid (or commence payment in the case of installments) to the Participant in January of the Plan Year elected by the Participant.

If the Participant is scheduled to receive his distribution in the form of installment payments, after the first payment is made pursuant to the immediately preceding sentence, each subsequent installment will be paid to the Participant in the January of each Plan Year that follows until all installments are paid to the Participant.
If the Participant dies after the Separation from Service but before the end of the Plan Year in which the Separation from Service occurs, or if a Specified Employee dies before the payment date described above, the Participant’s beneficiary will receive the payment or payments in a lump sum within 60 days of the date of the Participant’s death.
Plan Years Beginning Before January 1, 2002 (Grandfathered Account).
Deferral Amounts and corresponding Interest Equivalents shall be paid to a Participant at the time and in the form as elected by the Participant on his Election for such Plan Years.
A Participant’s Deferral Amounts credited to a Participant’s Grandfathered Account for Plan Years beginning before January 1, 2002 shall be paid as soon as practicable during the month of January following the calendar year in which the Participant terminates employment; provided, however, amounts deferred under the Plan may be paid at such other date that was permitted and the Participant properly elected. The Participant also elected at such time to receive such distribution in one lump-sum payment or in a number of substantially equal annual installments (provided the payment period may not include more than 30 such installments).
The lump-sum or the first installment shall be paid as soon as practicable during the month of January of the calendar year following termination of employment or such other calendar year validly designated by the Participant. Except as otherwise provided in the Plan for withdrawals or distributions on account of death, hardship withdrawal, or Change in Control, all installment payments following the initial installment payment shall be paid in cash as soon as practicable during the month of January of each succeeding calendar year until the entire amount in the Account shall have been paid.
Notwithstanding the foregoing, in the event a Participant’s employment with the Company is terminated either voluntarily (other than on account of retirement as defined in the qualified pension plan in which the Participant participates or for “good reason” under any applicable severance plan of the Company) or for “gross cause” (as defined in the AlliedSignal Inc. Severance Plan for Senior Executives), the Participant’s Deferral Amounts for performance years beginning after 1997 for incentive awards deferred (including any notional interest credited thereto) shall be distributed in a lump sum as soon as practicable in January of the calendar year following such termination of employment. Except as otherwise provided in this Schedule B with respect to an in-service withdrawal, a payment on account of death, or a hardship withdrawal, or as approved by the Committee, no amount shall be withdrawn from a Participant’s Account prior to the last day of the calendar year in which the Deferral Amounts were earned; the date the Participant reaches normal retirement age and is eligible to receive a benefit under a pension plan of the Company or one of its affiliates; the date of the Participant’s death; or the date the Participant ceases to be employed by the Company or any of its affiliates.
Payment Election Change (Grandfathered Account). The Company may from time to time allow Participants to request new elections with respect to the distribution of Deferral Amounts and Interest Equivalents credited to their Grandfathered Accounts (other than any such amounts currently payable to a Participant). The Company shall reserve the right to accept or reject any such request at any time and such election shall be subject to such restrictions and limitations as the Company shall determine in its sole discretion, provided that any new election shall generally be required to be made at least 12 months prior to any scheduled payment date.
In-Service Withdrawal (Grandfathered Account). A Participant may request an immediate withdrawal of all or a portion of the Deferral Amounts credited to a Participant’s Grandfathered Account prior to the distribution date or prior to the date such portion of the Grandfathered Account has been completely withdrawn, provided that such a request and withdrawal shall be subject to the approval of the Company and such penalties, restrictions or conditions as may be established by the Company from time to time. The penalty shall be a percentage of the amount requested to be withdrawn, calculated as the difference between (a) 6%, and (b) 50% of the amount, if any, by which 10% exceeds the interest rate on 10-year U.S. Treasury Bonds on the first business day of the calendar quarter during which the withdrawal request is made.
Hardship Withdrawal (Grandfathered Account). A Participant may request a payment in the event of hardship from the Deferral Amounts and Interest Equivalents credited to a Participant’s Grandfathered Account. Upon receipt of a request from a Participant, delivered in writing to the Company along with a hardship distribution form and supporting documentation of the hardship, the Senior Vice President & Chief Human Resources Officer (or his designee), may cause the Company to accelerate (or require the subsidiary of the Company which employs or employed the Participant to accelerate) payment of all or any part of the Deferral Amount and Interest Equivalents credited to the Participant’s Grandfathered Account, if it finds in its sole discretion that payment of such amounts in accordance with the Participant’s prior election would result in severe financial hardship to the Participant and such hardship is the result of an unforeseeable emergency caused by circumstances beyond the control of the Participant. An “unforeseeable emergency” means a severe financial hardship to the Participant resulting from (1) an illness or accident that occurs to the Participant, the Participant’s spouse or the Participant’s dependent (as defined in section 152(a) of the Code, (2) loss of the Participant’s property due to casualty, or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control. The amount withdrawn cannot exceed the amount necessary to satisfy the emergency and estimated taxes the Participant will incur as a result of such distribution. Acceleration of payment may not be made if such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship.
Change in Control, Initial Lump Sum Election (Grandfathered Account). Notwithstanding any payment election made, a Participant may file a written election with the Company to have the Deferral Amounts and Interest Equivalents credited to the Participant’s Grandfathered Account paid in one lump-sum payment as soon as practicable following a Change in Control (as defined below), but in no event later than 90 days after such Change in Control.
Change in Control, Revocation of Lump-Sum Election (Grandfathered Account). A Participant may revoke a Change in Control election (including an election not to be paid in one lump sum upon a Change in Control), but only for amounts credited to a Participant’s Grandfathered Account, by filing an appropriate written notice with the Company. A revocation notice filed pursuant to this paragraph shall be subject to such terms and conditions as the Company shall establish and shall be effective with respect to all of the Deferral Amounts and Interest Equivalents credited to a Participant’s Grandfathered Account. Any such election shall be subject to such restrictions and limitations as the Company shall determine in its sole discretion.
Change in Control, Limitations on Elections (Grandfathered Account). For purposes of a Participant’s election with respect to amounts covered by a Change in Control election for the Participant’s Grandfathered Account or a revocation of such election, such election shall not be effective unless filed with the Company at least 90 days prior to a Change in Control.